September 15, 2000

Dear Maxwell Shareowner:

  Last December, we outlined a plan of action to position Maxwell Technologies for product-driven growth, restore the company to profitability and build shareowner value. I am writing to give you a progress report on those initiatives and to enlist your support for the proposal described in the enclosed materials.

  We began the process of reshaping Maxwell by divesting non-strategic businesses and consolidating several previously separate business units into two commercial platforms to leverage Maxwell's core capabilities in power and computing. These two commercial platforms, together with our long-standing government contracting business, provide our revenues.

  As we took stock of our market opportunities and the strengths and weaknesses of our newly integrated platforms, we found both good news and bad news. The good news was that Maxwell has developed excellent products for large and rapidly growing markets such as telecommunications, alternative energy, medical, consumer and industrial electronics, transportation and space and satellite. The bad news was that we lacked sufficient production capacity, operational systems and commercial experience to efficiently produce and market our own products. However, given the strength of our products and development programs, we concluded that we could overcome those deficiencies relatively quickly with the right investments in manufacturing infrastructure, improved operational processes and systems and an infusion of commercially experienced talent.

  Early this year, we began moving aggressively on all three fronts. First, we set about recruiting more than 50 new management-level people with extensive operating experience in manufacturing, engineering, materials procurement,supply chain management, sales and marketing, information systems, human resources and finance. Then we simultaneously began training production workers, supervisors and managers in highly efficient demand flow manufacturing processes and commenced planning for two new factories in San Diego and a revamped factory layout in Carson City, Nevada.

  We are pleased to report that we have been operating demand flow cells alongside current manufacturing lines in our existing factories for some time, and that we are on schedule to begin moving into our new factories and cutting over to new manufacturing lines within the next month. All of this will position Maxwell for growth with a return of profitability, driven by expanded production capacity and operational efficiencies.

  This progress and the prospect of enhanced shareowner value that we expect should flow from these initiatives are directly attributable to our outstanding employees. To continue to attract and retain top-notch people in a very hot employment market, we must continue to offer competitive compensation and benefits, including equity incentives.

  The enclosed materials describe a proposal to replenish Maxwell's depleted stock option pool so that we can continue to motivate and attract key employees with the opportunity to participate in the value they are helping to create. We urge you to vote in favor of this very important measure and ask that you complete, sign and return the enclosed consent form as soon as possible. Thank you for your interest and support.

Very truly yours,

/s/ Carlton J. Eibl
---------------------
Carl Eibl
President & Chief Executive Officer

                         MAXWELL TECHNOLOGIES, INC.
                            9275 SKY PARK COURT
                            SAN DIEGO, CA 92123
                        ---------------------------


To the Shareholders of
Maxwell Technologies, Inc.

  The Board of Directors of Maxwell Technologies, Inc. is seeking the approval of its shareholders by written consent in lieu of a meeting of a proposed amendment to the Company's 1995 Stock Option Plan to increase the number of shares authorized for issuance by 950,000. No meeting of shareholders is being held in connection with this consent solicitation. Please consider, sign and return the enclosed form of written consent.

  Shareholders of record on August 24, 2000, are entitled to submit consents. The Consent Solicitation Statement on the following pages describes the matter being presented to the shareholders.

  The Board of Directors unanimously recommends that shareholders vote FOR the amendment authorizing the increase of shares of Common Stock.

  We request that you please sign, date and return your consent in the enclosed envelope on or before November 12, 2000. If you submit a properly executed consent within sixty (60) days of the delivery of the first dated consent delivered to the Company, your stock will be voted in favor of the proposed amendment. Any other action by you will have the practical effect of voting against the proposed amendment.


                                      By Order of the Board of Directors,


                                      Donald M. Roberts
                                      Secretary

Dated:  September 15, 2000

                         MAXWELL TECHNOLOGIES, INC.

                            9275 Sky Park Court
                        San Diego, California 92123

                        ---------------------------
                       CONSENT SOLICITATION STATEMENT
                        ---------------------------

                       INFORMATION REGARDING CONSENTS


  This consent solicitation statement and the accompanying form of consent are furnished in connection with the solicitation of shareholder consents by the Board of Directors of Maxwell Technologies, Inc. (the "Company"), in lieu of a meeting of shareholders, in connection with a proposed amendment to the Company's 1995 Stock Option Plan (the "Consent Solicitation"). Only shareholders of record on the books of the Company at the close of business on August 24, 2000 (the "Record Date") will be entitled to submit a consent. It is anticipated that these consent solicitation materials will be mailed to shareholders on or about September 15, 2000.

  The Company is incorporated in Delaware and is therefore subject to the Delaware General Corporation Law (the "DGCL"). Section 228 of the DGCL permits the shareholders of the Company to take action without a meeting if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The DGCL also provides that the minimum necessary votes must be received by the Company within 60 days following the Company's receipt of the first such written consent. Accordingly, if, within 60 days following the Company's receipt of the first such written consent approving the proposed amendment, the Company receives executed consents approving the proposed amendment from the holders of a majority of the issued and outstanding shares of Common Stock, and those consents have not been revoked, the shareholders will be deemed to have approved the proposed amendment.

  All written consents received by the Company, regardless of when dated, will expire unless valid, written, unrevoked consents constituting the necessary vote for approval of the proposed amendment are received by the Company within 60 days of the date of the Company's receipt of the first such consent.

  As required by the DGCL, if the proposed amendment is approved by the shareholders, the Company will promptly notify those shareholders from whom consents have not been received.

  A consent executed by a shareholder may be revoked at any time provided that a written, dated revocation is executed and delivered to the Company prior to the time at which the Company has received written consents sufficient to approve the proposed amendment. A revocation may be in any written form validly signed by the shareholder as long as it clearly states that the consent previously given is no longer effective. The revocation should be addressed to Donald M. Roberts, Secretary, Maxwell Technologies, Inc., 9275 Sky Park Court, San Diego, California 92123.

  Only holders of record of the Company's common stock, par value $.10 per share (the "Common Stock") at the close of business on August 24, 2000, will be entitled to submit a consent on the accompanying form. On that date, the Company had outstanding 9,859,808 shares of Common Stock. Each share of Common Stock is entitled to one vote in the Consent Solicitation.

  With respect to the proposed amendment, any action other than the delivery of a properly executed consent within such sixty-day period will have the practical effect of voting against the amendment.

  We are not asking you for a proxy and you are requested not to send us a proxy. Enclosed with this Consent Solicitation Statement is a form of written consent which should be used to indicate approval of the proposed amendment.

  The Company will bear the entire cost of solicitation of consents, including preparation, assembly, printing and mailing of this Consent Solicitation Statement, the consent form and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners. Original solicitation of consents by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. The Company has also retained ChaseMellon Shareholder Services to assist in the solicitation of consents at an estimated cost of approximately $10,000.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of common stock; and (ii) each director of the Company, (iii) each of the executive officers of the Company named in the summary compensation table set forth below under the heading "Executive Compensation" and who are serving in such capacities as of July 31, 2000
(iv) all directors and executive officers of the Company as a group. Information for the officers and directors is as of July 31, 2000. The address for each individual is 9275 Sky Park Court, San Diego, CA 92123.


                                                                  Total
Name and Address of                                            Beneficial             Percentage
Beneficial Owner (1)                                          Ownership (2)          Ownership (3)
------------------------------                                ------------           ------------
Security Management Company, LLC                                 935,000                 9.5%
  700 S.W. Harrison Street, Topeka, KS  66636-0001
Carlton J. Eibl                                                   87,963 (4)               *
Kenneth F. Potashner                                             320,044 (4)             3.2%
Vickie L. Capps                                                   43,203 (4)               *
John Werderman                                                    60,740 (4)               *
Ted Toch                                                          55,500 (4)               *
Walter P. Robertson                                               46,812 (4)               *
Mark Rossi                                                        13,000 (4)               *
Robert Guyett                                                      4,000                   *
Jean Lavigne                                                          --                  --
All directors and executive officers as a group (11 persons)     657,450 (4)             6.7%

--------------------
*Less than one percent.

(1) Information with respect to beneficial ownership does not include a total of 149,176 shares of common stock beneficially owned by Thomas L. Horgan, former Chief Executive Officer and Gregg L. McKee, former Vice President, both of whom ceased serving in such offices in the fiscal period ended
    December 31, 1999.

(2) Information with respect to beneficial ownership is based on information furnished to the Company by each shareholder included in the table or included in filings with the Securities and Exchange Commission. The Company understands that each person in the table has sole voting and investment power for shares beneficially owned by such person, subject to community property laws where applicable.

(3) Shares of Common Stock subject to options which are currently exercisable or exercisable within 60 days of July 31, 2000, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based on 9,831,269 shares of Common Stock outstanding on July 31, 2000.

(4) Shares of Common Stock beneficially owned include options exercisable within 60 days of July 31, 2000 to purchase 54,130 shares granted to Mr. Eibl, 162,740 shares granted to Mr. Potashner, 27,000 shares granted to Ms. Capps, 44,600 shares granted to Mr. Werderman, 55,200 shares granted to Mr. Toch, 30,380 shares granted to Mr. Robertson and 13,000 shares granted to Mr. Rossi and options to purchase 400,450 shares granted to all directors and officers as a group.


                     PROPOSAL TO AMEND TO THE COMPANY'S
                           1995 STOCK OPTION PLAN

  The Board of Directors has adopted, subject to shareholder approval, an amendment to the Maxwell Technologies, Inc. 1995 Stock Option Plan (the
"1995 Plan") which provides for an increase of 950,000 shares in the number of shares of the Company's Common Stock authorized for grant of options to purchase such shares to key employees of the Company and its subsidiaries, including officers and directors who are also employees.

  On August 14, 2000, the date on which the Board of Directors adopted the proposed amendment, 120,971 shares remained available for grant under the 1995 Plan. On that date the Board amended the Plan, subject to shareholder approval, to add 950,000 shares authorized for the grant of options. After this amendment, the number of shares available under the 1995 Plan for grant of options is 1,070,971 shares. A total of 1,897,106 shares are currently subject to outstanding employee stock options.

  In November 1999 the Company announced a restructuring of its operations under which, among other steps, several product lines were to be combined into two commercial businesses, one involving power and computing systems and the other electronic components. These two commercial businesses were chartered with the commitment of achieving high quality, volume manufacturing capability for a range of existing and developing leading-edge products of the Company with significant market potential. In addition to a new chief executive officer and several new members of the senior management of the Company, more than 50 managers, engineers and senior-level key employees have been hired to accomplish the establishment of a solid industrial base as a part of the restructuring. These new employees are skilled in disciplines ranging from manufacturing and quality assurance to supply chain management to finance and human resources, and additional recruiting in these and other disciplines will be required.

  The Company's ability to attract and retain these key employees is adversely impacted by its limited available supply of stock options as described above, particularly in the current business environment of high demand for such employees coupled with an emphasis on equity incentives.
In addition, approximately 18% of the stock options currently outstanding to key employees are at option prices greater than $25 and 25% more are at prices in excess of $20. In light of the Company's current stock price, these underwater options do not provide the incentive and retention effects intended by the grants. The Board, therefore, believes that the proposed increase in the shares available for grant under the 1995 Plan plays a pivotal role in the restructuring plan and the long-term strategic objectives of the Company.

Terms and Conditions of the Plan

  The 1995 Plan authorizes the granting to key employees during the ten-year period ending on October 23, 2005, of stock options to purchase shares of the Company's Common Stock. Prior to the proposed amendment, the maximum number of shares authorized for options granted under the 1995 Plan was 2,390,000 shares. After the proposed amendment, the maximum number of authorized shares will be 3,340,000, of which 371,923 shares have already been issued upon the exercise of options, 1,897,106 shares are currently subject to outstanding options, and 1,070,971 shares are available for future grants of options.
The 1995 Plan provides the flexibility for the grant of options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and options which do not so qualify, referred to as "non-qualified stock options."

  The 1995 Plan is administered by the Board of Directors of the Company or, at the discretion of the Board, by a Stock Option Committee appointed by the Board (the "Committee"). The Board of Directors of the Company has delegated the authority to administer the 1995 Plan to such a Committee. Subject to the provisions of the 1995 Plan, the Committee has the authority to determine the employees to whom and the times at which options are granted, the price and terms of and the number of shares covered by each option, and whether it is intended to be an incentive stock option or a non-qualified stock option.

  The number of shares subject to incentive stock options that may become exercisable by any one individual for any calendar year is limited to a dollar value of $100,000 (measured by the fair market value of the shares on the date of grant). Any options becoming exercisable in excess of such limit in any calendar year will be non-qualified stock options.

  The purchase price of shares with respect to which an option is granted under the 1995 Plan and the terms covering payment of such purchase price are determined by the Committee in its sole discretion, but such price may not be less than 100% of the fair market value of the shares on the date the option is granted. Fair market value is defined as the closing selling price for the Common Stock in the public trading market on the date of grant.
In the event, however, that an incentive stock option is granted to an employee who, at the time the option is granted, owns stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the purchase price of shares with respect to which such option is granted must be at least 110% of the fair market value of the shares on the date of grant.

  Options granted under the 1995 Plan are exercisable in such increments and at such times as the Committee shall specify, provided that in the event of a "change in control" of the Company, as defined in the Plan, options will
become fully exercisable.   In addition, no incentive stock option may be
exercised after the expiration of ten years from the date of grant, or five years from the date of grant with respect to options granted to an employee who owns more than 10% of the outstanding shares of the Company's stock. No non-qualified stock option may be exercised more than eleven years after the date of grant. Shares covered by the unexercised portion of any terminated or expired option may again be the subject of further options under the 1995 Plan.

  Upon any exercise of an option granted under the 1995 Plan, the purchase price of the shares purchased upon such exercise shall be paid in full
(i) in cash, (ii) by delivery to the Company of shares of its Common Stock held by the optionee for more than six months having a fair market value equal to the aggregate option purchase price or (iii) by a combination of cash and stock. The fair market value of shares of the Company's Common Stock delivered in full or partial payment of the exercise price of an option will be determined by the Committee as of the date of exercise in the same manner by which the fair market value of shares of the Company's Common Stock is determined on the date of grant of an option.

  The Company will receive no consideration upon the grant of any option under the 1995 Plan. Cash proceeds received by the Company from the sale of Common Stock pursuant to the exercise of options granted under the 1995 Plan constitute general funds of the Company which may be used for general corporate purposes.

  Under the 1995 Plan, if an optionee's employment with the Company is terminated for any reason, the number of shares purchasable under any option granted thereunder held by such optionee is limited to the number of shares which are purchasable by him at the date of such termination. If termination of employment occurs for any reason other than such optionee's death, the option will expire unless exercised by him within sixty days after the date of such termination. If termination of employment occurs by reason of death, the option will expire unless exercised by the optionee's successor within one year after the date of death.

  Options granted under the 1995 Plan are exercisable only by the optionee during such optionee's lifetime and are not transferable except by will or the laws of descent and distribution.

  In the event of any change in the Common Stock by reason of recapitalization, reclassification, stock split, combination of shares, stock dividend, or like capital adjustment, the 1995 Plan provides that the Board of Directors shall make appropriate adjustments in the aggregate number, class and kind of shares available for option grants under the 1995 Plan or subject to outstanding options thereunder and also make appropriate adjustments in the per share exercise price of outstanding options.

  In the event of the merger, consolidation or other reorganization of the Company, or in the event of any dissolution or liquidation of the Company, the 1995 Plan provides that the Board of Directors shall elect either to
(i) appropriately adjust the number, class, kind and exercise price of shares subject to all outstanding options thereunder and shares which may become subject to options granted thereafter, or (ii) terminate the 1995 Plan and any options theretofore granted thereunder, subject to the right of optionees under the 1995 Plan to exercise, in whole or in part (including the portions of options which may not otherwise have been exercisable due to any insufficient passage of time), their options during a period of not less than thirty days following notification by the Company of the event causing such termination.

  The 1995 Plan may be amended, suspended or terminated by the Board of Directors of the Company at any time, except that no amendment, suspension or termination may affect, without his consent, any right or obligation of an optionee under an option theretofore granted to him, and except that no amendment made without shareholder approval shall (i) increase the maximum number of shares for which options may be granted (except pursuant to adjustments of the types described above), (ii) change the provisions relating to the expiration dates of options, (iii) change the provisions relating to the establishment of the option price (except pursuant to adjustments of the types described above), or (iv) change the expiration date of the 1995 Plan. No options may be granted under the 1995 Plan after its termination on October 24, 2005.

Federal Income Tax Consequences

  Incentive Stock Options. No federal income tax consequences result from the grant of an incentive stock option, and generally the exercise of an incentive stock option will not result in the recognition of income by an optionee. If an optionee satisfies certain holding period requirements for shares acquired upon the exercise of an incentive stock option, the full amount of his gain upon the sale of such shares (measured by the difference between the amount of his proceeds of sale less the exercise price) will normally be treated as long-term capital gain. The Company will not be entitled to any deduction under such circumstances.

  Non-Qualified Options. No federal income tax consequences result from the grant of a non-qualified stock option. Generally, an optionee will recognize ordinary income upon exercise of a non-qualified stock option in an amount equal to the difference between the fair market value of the shares acquired on the date the option is exercised and the aggregate exercise price for such shares. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by an optionee as a result of the exercise of a non-qualified stock option.

  The preceding discussion under the heading "Federal Income Tax Consequences" is based on federal tax laws and regulations as in effect on the date of this Proxy Statement and does not purport to be a complete description of the federal income tax aspects of the 1995 Plan.

Vote Required for Approval

  Approval of the proposed amendment to the 1995 Plan by the shareholders of the Company will require the affirmative vote of a majority of the shares of Common Stock.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN.


                           EXECUTIVE COMPENSATION

Executive Compensation

  The following table sets forth certain summary information concerning the compensation earned by the two individuals who served as the Company's Chief Executive Officer during the Company's five month fiscal year August 1 through December 31, 1999, and its six other most highly compensated executive officers (the "Named Executive Officers") during such period for services rendered to the Company and its subsidiaries in all capacities.



                          Summary Compensation Table



                                       Annual Compensation (2)           Long-Term Compensation
                                     --------------------------    ----------------------------------
                                                                                          Stock Option
                                                                         Restricted         Grants (5)       All Other
Name and Position              Year (1)   Salary    Bonus   Other (3)  Stock Awards (4)  (No. of Shares)  Compensation (6)
-----------------              -------   -------   -------   -------   ---------------   ---------------   ------------
Carlton J. Eibl (7)            1999(s)  $ 29,423   $    --   $    --     $      --            294,030        $  8,750
  Chief Executive Officer,     1999           --        --        --            --             10,000          31,810
  President, Director

Thomas L. Horgan (7)           1999(s)   139,589        --        --            --                 --              --
  Chief Executive Officer,     1999      260,841   156,416     6,600            --            227,890              --
  President, Director          1998      192,123    86,051     3,000            --              2,000          50,000
                               1997      179,516    81,630        --            --              9,000          19,254

Kenneth F. Potashner (7)       1999(s)   110,577        --       419            --                 --              --
  Chairman of the Board,       1999      339,062   181,875     5,142            --                 --          50,000
  Director                     1998      469,877   495,009     4,038            --            200,000         170,000
                               1997      400,004   400,000     2,850       190,000             50,000         361,031

Gregg L. McKee (8)             1999(s)   114,869     5,000     2,268            --                 --              --
  Vice President               1999      207,795    85,664     4,486            --             24,000              --
                               1998      197,242   108,724     3,486            --              2,000          35,439
                               1997      166,622    82,617        --            --             10,000          49,863

Vickie L. Capps (9)            1999(s)    84,615        --        --            --             56,520              --
  Vice President, Finance
  & Administration and
  Chief Financial Officer      1999        3,846     1,865        --            --             90,000              --

John D. Werderman              1999(s)    84,612        --     2,008            --             34,982              --
  Vice President               1999      185,782    94,610     4,625            --             24,000          50,000
                               1998      170,160    68,065     4,350            --             12,000          17,598
                               1997      121,162    38,166        --            --             50,000          37,475

Ted Toch (9)                   1999(s)    82,227        --       808            --                 --          12,343
  Vice President               1999      182,211   101,628       430            --             24,000          10,286
                               1998       10,096     8,413        --            --             80,000              --

Walter P. Robertson            1999(s)    81,022        --     1,478            --             27,304              --
  Vice President               1999      177,085    94,475     3,217            --             24,000              --
                               1998      175,349    83,400     3,121            --              2,000              --
                               1997      163,713    69,228        --            --             69,000              --

--------------------
(1) The year designated "1999(s)" is the five-month period, August 1 -
    December 31, 1999, referred to herein as the Short Fiscal Year.

(2) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the Company's 401(k) Savings Plan and Deferred Compensation
    Plan.


(3) Amounts in this column consist of matching contributions made by the Company under its Savings Plan. They do not include the dollar value of certain perquisites the recipient received as personal benefits. Although such amounts cannot be determined precisely, the Company has concluded that the aggregate amount thereof does not exceed as to any of the named individuals the lesser of $50,000 and 10% of the total salary and bonus paid to such individual for the Short Fiscal Year.

(4) Mr. Potashner was awarded 10,000 shares of restricted stock in fiscal year 1997, which restricted shares vest 25% one year after grant and each month thereafter an additional 1/48 of the total number of shares granted become vested. Mr. Potashner has full voting power and dividend rights with respect to all of the restricted stock. At December 31, 1999, Mr. Potashner held a total of 98,437 shares of restricted stock having a value based on the closing price of the Company's Common Stock on that date of $984,370.

(5) Options shown in this column are options to purchase shares of Common
    Stock of Maxwell Technologies, Inc. granted under the Company's 1995 Stock
    Option Plan. Several individuals in the table also received options in fiscal year 1997 to purchase common stock in the Company's operating subsidiaries as follows: Mr. Potashner - 100,000 shares in each of Maxwell
    Energy Products, Inc. ("Energy Products"), I-Bus, Inc. ("I-Bus") and Maxwell
    Technologies Systems Division, Inc. ("Systems"); Mr. Horgan - 33,750 shares in Pure Pulse Technologies, Inc. ("PurePulse"), 37,500 shares in each of
    I-Bus, and Systems; Mr. McKee - 125,000 shares in Energy Products, 22,500 shares in PurePulse, 25,000 shares in each of I-Bus and Systems;
    Mr. Werderman - 25,000 shares in Energy Products, 100,000 shares in
    I-Bus, 22,500 shares in PurePulse and 50,000 shares in Systems;
    Mr. Robertson - 100,000 shares in Systems, 22,500 shares in PurePulse,
    25,000 shares in each of Energy Products and I-Bus. In fiscal year 1998, Mr. Toch was granted options to purchase 100,000 shares of common stock in PurePulse. Mr. Potashner received options in fiscal 1996 to purchase
    150,000 shares of PurePulse common stock.  In the Short Fiscal Year,
    Mr. Horgan was granted options to purchase 23,000 shares in Space
    Electronics, Inc. ("SEi"), Ms. Capps was granted options to purchase
    8,000 shares of common stock in SEi, and Messrs. McKee, Werderman, Toch and Robertson were each granted options to purchase 7,000 shares of common stock of SEi.

(6) For Mr. Eibl, the amounts in 1999 and the Short Fiscal Year represent compensation received as a director of the Company prior to being named as President and CEO in November 1999. For Mr. Potashner, represents amounts paid or accrued in fiscal year 1997 for relocation expenses, including certain carrying and sale-related costs for his former residence, and related tax offset payments; and in fiscal year 1998 and fiscal year
    1999 for certain non-qualified retirement benefits. For Mr. Horgan, the fiscal year 1998 amount is a loan from the Company made at point of hire, which was forgivable two years after Mr. Horgan's fiscal year 1996 hire date. For Mr. Werderman, the fiscal year 1999 amount is a loan from the Company made at point of hire, which was forgivable two years after Mr. Werderman's fiscal year 1997 hire date. For Mr. Horgan for fiscal
    1996, Mr. McKee for fiscal years 1998 and 1997, Mr. Werderman for fiscal years 1998 and 1997 and Mr. Toch for fiscal year 1999 and the Short
    Fiscal Year, the amounts are reimbursements of relocation expenses
    (including reimbursement of brokerage commissions on the sale of a residence). During fiscal year 1998, Mr. Toch received a loan of $50,000 from the Company which is forgivable if Mr. Toch remains employed with the Company through June 2000. During fiscal year 1999, Mr. Werderman received a loan of $50,000 from the Company which is forgivable if Mr. Werderman remains employed with the Company through August 31, 2000.
    Also, during fiscal year 1999, Ms. Capps received a loan of $50,000 from the Company which is forgivable if she remains employed until July 2001.

(7) In November 1998, Mr. Potashner stepped down from his positions of Chief Executive Officer and President and continued as Chairman, with an on-going executive role with the Company, through December 31, 1999. In
    April 1999, Mr. Horgan was appointed Chief Executive Officer and
    President.  Mr. Horgan resigned from these positions in November 1999.
    Mr. Eibl was named Chief Executive Officer and President in November 1999.

(8) Mr. McKee's employment with the Company terminated on December 31, 1999.
    Mr. McKee received salary continuation payments through June 2000.

(9) Mr. Toch was hired as a Vice President in fiscal year 1998. Under the terms of his employment, the Company agreed to retain Mr. Toch as an employee or consultant on a full-time basis, at no less than his initial compensation for a period of two years, which under certain circumstances can be extended to three years, from his hire date. Ms. Capps was hired as Chief Financial Officer and Vice President, Finance and Administration in July 1999.


Option Grants in Last Fiscal Year

  The following table shows information on grants of options to purchase stock of the Company and its SEi subsidiary to those Named Executive Officers who received such grants during the Short Fiscal Year. Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options at the end of the ten year option terms if the stock price were to appreciate annually by 5% and 10%, respectively. These assumed values may not reflect actual value at the times indicated.


                                                 Percentage of                             Potential Realizable
                                                 Total Options                               Value at Assumed
                                                 To Employees                                Annual Rates of
                                                 in Five-Month                                 Stock Price
                                                 Period Ended    Exercise                    Appreciation for
                                     Options     December 31,     Price     Expiration         Option Term
     Name             Entity       Granted (1)       1999      (per share)     Date          5%           10%
-------------------   ----------   ----------     ----------   ----------   ----------   ----------   ----------

Carlton J. Eibl       Maxwell        294,030        45.40%        $8.75     11/09/2009   $1,618,000   $4,100,320

Thomas L. Horgan      SEi             23,000         4.60%        $5.00     08/18/2009       72,320      183,280

Gregg L. McKee        SEi              7,000         1.40%        $5.00     08/18/2009       22,010       55,780

Vickie L. Capps       Maxwell         56,250         8.69%        $9.00     12/27/2009      318,380      806,830
                      SEi              8,000         1.60%        $5.00     08/18/2009       25,160       63,750

John D. Werderman     Maxwell         34,982         5.40%        $9.00     12/27/2009      198,000      501,770
                      SEi              7,000         1.40%        $5.00     08/18/2009       22,010       55,780

Ted Toch              SEi              7,000         1.40%        $5.00     08/18/2009       22,010       55,780

Walter P. Robertson   Maxwell         27,304         4.22%        $9.00     12/27/2009      154,540      391,640
                      SEi              7,000         1.40%        $5.00     08/18/2009       22,010       55,780

---------------------

(1) Mr. Eibl's options represent a one-time grant of non-qualified stock options in connection with his commitment to join the Company as President and Chief Executive Officer. These options are not under the Company's 1995 Stock Option Plan, and they vest at the rate of 1/48th of the total shares each month, commencing December 1999.
    The balance of the Maxwell options shown in the table are under the 1995 Stock Option Plan and are either incentive stock options or non-qualified stock options, granted at a purchase price no less than the fair market value of the underlying Company Common Stock based on the closing trading price of such stock on the date of grant.
    The increments in which the options are exercisable are determined by the committee that administers the plan. The SEi options are granted under that company's employee stock option plan at an exercise price equal to the fair market value of the underlying shares as determined by the SEi board of directors.


Fiscal Year End Option Values

  Shown below is information on each Named Executive Officer with respect to
(i) the value of stock options exercised by such person in the Short Fiscal Year, measured in terms of the closing price of the Company's Common Stock on the date of exercise, and (ii) the value of unexercised options to purchase the Company's Common Stock held by such person, measured in terms of the closing price of the Company's Common Stock on December 31, 1999.



                                                                Number of Unexercised       Value of Unexercised
                               Shares Acquired                     Options Held at         In-the-Money Options at
                                 on Exercise      Value        December 31, 1999 (1)        December 31, 1999 (1)
Name                           (No. of Shares)  Realized     Exercisable  Unexercisable  Exercisable  Unexercisable
----------------                  ---------     ---------     ---------     ---------     ---------     ---------

Carlton J. Eibl                         --      $      --         6,125       297,905     $   7,656     $ 359,881

Kenneth F. Potashner                    --             --       112,242       140,915       262,235       333,756

Thomas L. Horgan                        --             --        80,581        90,164       180,000        60,000

Gregg L. McKee                          --             --        15,924        15,924        23,991        23,991

Vickie L. Capps                         --             --            --       146,250            --        56,250

John D. Werderman                       --             --        23,600        77,382            --        34,982

Ted Toch                                --             --        24,000        80,000            --            --

Walter P. Robertson                     --             --        24,906        64,998        52,996        60,420

--------------------

(1) Does not include options held by the Named Executive Officers to purchase shares of common stock in five of the Company's operating subsidiaries under the stock option plans of such subsidiaries. All options held by these individuals under such subsidiary stock option plans were granted in fiscal year 1997, except for options to purchase
    150,000 shares of common stock of the Company's PurePulse Technologies, Inc. subsidiary granted to Mr. Potashner in fiscal 1996, 100,000 shares of common of the Company's PurePulse Technologies, Inc. subsidiary granted to Mr. Toch in fiscal year 1998, and options to purchase shares of common stock in the Company's Space Electronics, Inc. subsidiary granted to Named
    Executive Officers during the Short Fiscal Year as shown in the Option
    Grants Table. With the exception of SEi options for which no shares are exercisable, and Mr. Potashner's and Mr. Toch's PurePulse options, of which 120,000 and 25,000 shares, respectively, were exercisable, 75% of such subsidiary options described in footnote (4) to the Summary Compensation
    Table were exercisable within 60 days of December 31, 1999. No public market exists for the common stock of any of the Company's subsidiaries. For purposes of the above table, no value has been attributed to the subsidiary stock options.


Report of the Compensation Committee and Stock Option Committee on Executive Compensation

  As described in more detail below, the Company's executive compensation consists of three principal components: base salary and annual incentive compensation, as determined by the Compensation Committee of the Board of Directors; and stock option awards, as determined by the Stock Option Committee of the Board of Directors. During fiscal year 1999 and through December 31, 1999, the Compensation Committee also acted as the Stock Option Committee.

  The compensation policies of the Company are designed to set its executive compensation, including salary and short-term and long-term incentive programs, at a level consistent with amounts paid to executive officers of companies of similar size and business orientation and consistent with marketplace requirements to attract and retain management personnel with the experience and background to drive the commercialization of the Company's technologies. In this regard, the compensation policies of the Company are particularly designed to link executive officer bonus compensation to the Company's performance in the short-term and to emphasize compensation from equity, primarily employee stock options, for long-term incentives.

  The three principal components of the Company's executive compensation are as follows:

(1) Base Salary. Base salary is intended to be set at a level consistent with amounts paid to executive officers of companies of comparable size and business areas and generally reflective of the performance of the Company and the individual. Salaries for executive officers are reviewed on an annual basis. Base salary (and annual incentive bonus compensation) during the period for Mr. Horgan, who was Chief Executive Officer for part of the year, was set forth in the employment agreement discussed below. Mr. Eibl's base salary and annual bonus incentive for the period after he joined the Company as President and Chief Executive Officer on December 1, 1999 is set forth in his employment agreement described below.

(2) Annual Incentive Compensation. The Company fell slightly short of the revenue and earnings per share target in the fiscal year ended July 31, 1999 for target bonus payout to executive officers, and other than for the CEO, bonuses of just under 50% of base compensation were paid. The determination of the exact percentage was at the discretion of the CEO. Pursuant to their respective employment contracts described below and based on the percentage of the revenue and earnings targets achieved, for the fiscal year ended
    July 31, 1999, Mr. Potashner received a bonus of $181,875, or just under 100% of his base compensation, prorated for the time he served in the Chief Executive Officer capacity, and Mr. Horgan received $156,416, or just under 100% of his base compensation, prorated for the time he served in the Chief Executive Officer capacity. No bonuses were paid for the Short Fiscal Year. For the Current Fiscal Year (January 1 - December 31, 2000), the Committee adopted a bonus plan for executive officers under which bonuses ranging from 50% to 100% of base salary can be earned if certain revenue and operating income targets are met.

(3) Long Term Incentive Compensation/Stock Options. The Company's long-term incentive program consists of a stock option program pursuant to which the Chief Executive Officer and other executive officers (as well as other key employees) are periodically granted stock options at the then fair market value of the Company's Common Stock. In addition, the Company began a program in fiscal year 1997 for the award to executives of stock options in the Company's operating subsidiaries. These option programs are designed to reward and retain executive officers over the long-term and to link the value of the incentive to increases in the value of the subsidiaries and in the Company's stock price over time, benefiting shareholders as a whole.

                                    Dated: August 24, 2000

                                    COMPENSATION AND STOCK OPTION COMMITTEE


                                    Robert L. Guyette
                                    Jean Lavigne
                                    Mark Rossi

Compensation Committee Interlocks and Insider Participation

  During the Short Fiscal Year until Mr. Eibl's selection as President and Chief Executive Officer, the Compensation Committee consisted of Messrs. Samuelian, Rossi and Eibl, and thereafter the members of such committee were Messrs. Samuelian and Rossi. Mr. Samuelian stepped down from the Board of Directors on January 31, 2000. The compensation committee now consists of Messrs. Guyett, Lavigne and Rossi.

Employment Contracts, Termination of Employment and Change-In-Control
Arrangements

  Mr. Eibl. In November 1999, the Company entered into an Employment Agreement ("Agreement") with Carlton J. Eibl pursuant to which Mr. Eibl is to become the President and Chief Executive Officer of the Company effective
December 1, 1999. The Agreement requires Mr. Eibl to perform duties associated with the office of chief executive of the Company plus other duties or positions as the Board of Directors may require. The Agreement provides for a base salary of $425,000 per year, reviewed annually, with an annual bonus opportunity targeted at 100% of base salary, to be determined by the Board
of Directors.   Such bonus will be based on financial and non-financial
performance targets set by the Board of Directors.   The Agreement provides
for the grant of special, non-qualified options to purchase 294,030 shares of the Company's common stock at an exercise price of $8.75 per share, with four year vesting at the rate of 1/48 of the total number of shares per month commencing with December, 1999, as long as Mr. Eibl is with the Company.

  Under the Agreement, Mr. Eibl will become immediately vested in all the options, and receive payments equal to twice his annual salary then in effect, in the event a "change of control" occurs and either his compensation or responsibilities are reduced or the Company's principal place of business
is moved outside of San Diego County.   A "change of control" is defined
as the acquisition by a person or group of a majority of the Company's stock by direct purchase or through merger, the liquidation or sale of substantially all of the assets of the Company or a change in the majority of the members of the Board of Directors other than through membership changes determined by the Board itself. If Mr. Eibl is terminated without cause prior to the second anniversary date of the Agreement, he will be paid two times his annual base salary in effect on the date of termination and his stock options will continue to vest until the second anniversary date of his Agreement.
If the termination occurs after the second anniversary date of the Agreement, he will receive the average of the total annual compensation (annual base salary plus bonuses earned) for the preceding two years. If Mr. Eibl voluntarily resigns or is terminated for cause, he will be paid only such salary and accrued vacation pay as is then due him.

  Mr. Horgan. The Company entered into an Employment Agreement with
Thomas L. Horgan upon his appointment as President and Chief Executive
Officer in April, 1999. Mr. Horgan resigned from his positions with the Company in November, 1999, and under the Employment Agreement, he received a total of $700,000, representing an amount equal to twice his annual salary then in effect. In addition, Mr. Horgan will continue to vest in a portion of the stock options covering 227,890 shares granted to him pursuant to the Employment Agreement. Such options vest at the rate of 1/48 of the total shares each month commencing with April, 1999, and will continue to vest at that rate through April, 2001, after which the vested options must be exercised within 60 days or they will expire.

  Mr. Potashner. In March, 1996, the Company entered into an Employment Contract ("Contract") with Kenneth F. Potashner pursuant to which
Mr. Potashner became the President and Chief Executive Officer of the Company effective April 26, 1996. In November, 1998, Mr. Potashner stepped down from his position as Chief Executive Officer and agreed with the Board to continue as Chairman, as well as, for a period of time, in an active, although less than full time, executive role with the Company. Mr. Potashner received an annual base salary of $250,000 for the period in which he has continued in such executive role. Effective January 1, 2000, Mr. Potashner ceased serving in such executive role. Mr. Potashner's salary for such role ceased
January 31, 2000 and Mr. Potashner received an $85,000 separation payment.
Mr. Potashner currently holds a total of 98,437 shares of restricted stock granted under the Contract and options under the Company's 1995 Stock Option Plan for a total of 351,594 shares. Both the restricted shares and the options are subject to four-year vesting schedules. Vesting will continue during the period in which Mr. Potashner is active with the Company in an executive, consulting or other role. In addition, Mr. Potashner is entitled to non-qualified retirement benefits payable in installments following the termination of his employment equal, in the aggregate, to 10% of the total of his annual salary and target bonus each year under the Contract. A total of $263,079 has been earned under this provision through the end of the Short Fiscal Year, and no further amounts will accrue thereafter.

  Mr. Potashner will be immediately fully vested in the restricted shares and stock options in the event that a "change of control" occurs and certain other conditions are met. A "change of control" is defined as the acquisition by a person or group of a majority of the Company's stock by direct purchase or through a merger, the liquidation or sale of substantially all of the assets of the Company or a change in a majority of the members of the Board of Directors other than through membership changes determined by the Board itself.

  Other Change-in-Control Arrangements. In connection with the employment of Ms. Capps, the Company agreed that Ms. Capps will receive payment of base salary for one year in the event a "change of control" occurs and either her compensation or responsibilities are reduced or the Company's principal place
of business is moved outside of San Diego County.   A "change of control" is
defined as the acquisition by a person or group of a majority of the Company's stock by direct purchase or through merger, the liquidation or sale of substantially all of the assets of the Company or a change in the majority of the members of the Board of Directors other than through membership changes determined by the Board itself.

Other Programs

  In January 2000, the Board adopted, and the Company's shareholders subsequently approved, the Company's Management Equity Ownership Program (the "Program"). Under the Program, executive officers of the Company and other members of senior management selected by the Committee are offered full recourse loans from the Company to be used to purchase stock of the Company. The loans bear interest and must be repaid in annual installments of principal and interest over a four-year period. Repayment of the loan is secured by the shares purchased with the loan proceeds. The Committee may decide to permit purchases directly from the Company, in which case the purchase price is set at the closing price that day in the public trading market, or to require the purchases to be made in the public trading market. On February 1, 2000, loans in the total amount of $900,000, bearing interest at 6.56%, were made in connection with the purchase of shares directly from the Company by Carlton J. Eibl - 20,833 shares; Vickie L. Capps,
Richard D. Balanson, Donald M. Roberts, and John D. Werderman (each a Vice President of the Company) - 8,333 shares each; and nine other members of management - a total of 20,830 shares. All of these purchases were made at the $12.00 per share closing price on the date of purchase.

Compensation of Directors

  Each director of the Company (other than Mr. Eibl who receives no compensation other than that received as an officer of the Company) receives compensation of $6,250 per quarter and $1,000 per Board and Committee meeting attended ($500 per Board or Committee telephonic meeting in which such director participates).

  The Company maintains the Maxwell Technologies, Inc. 1999 Director Stock Option Plan (the "Director Option Plan") which authorizes the granting of ten-year options to purchase an aggregate of 75,000 shares of the Company's Common Stock to non-employee directors of the Company during the ten-year term of the Director Option Plan which expires in 2009. This plan succeeds a similar director stock option plan that expired in 1999. Under the Director Option Plan, each eligible director automatically receives options to purchase 10,000 shares of Company Common Stock on the first business day following such director's initial Annual Shareholders' Meeting of the Company, and options to purchase 3,000 shares following subsequent Annual Shareholders' Meetings. The option price per share is the fair market value based on the public trading price of such shares on the date of grant. Options granted to directors vest in full on the first anniversary of the date of grant.

  The Company maintains the Maxwell Technologies, Inc. 1994 Director Stock Purchase Plan (the "Director Purchase Plan"), under which directors, other than those who are full-time employees of the Company, have the opportunity to purchase directly from the Company shares of Common Stock at 100% of the public trading price of the shares. The Company also makes available to eligible directors the opportunity to purchase stock under the Director Purchase Plan with an advance of up to two years of their quarterly directors' fee, subject to the obligation to repay any unearned fee if any such director should leave the Board. An aggregate of 100,000 shares have been authorized for purchase by directors under the plan. The Director Purchase Plan authorizes purchases by eligible directors from and after January 1, 1995, the effective date of the plan, until the earlier of ten years thereafter or the issuance of all shares authorized for purchase. As of December 31, 1999, 47,826 shares remain available for purchase under the Director Purchase Plan.



Dated: September 15, 2000